UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

UNITED COMMUNITY BANKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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63 HIGHWAY 515
BLAIRSVILLE, GEORGIA 30514-0398

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on April 29, 2009

          The Annual Meeting of Shareholders of United Community Banks, Inc. will be held on April 29, 2009 at 2:00 p.m. at Brasstown Valley Resort, Young Harris, Georgia:

1.	To elect nine directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified.

2.	To approve an advisory resolution supporting the compensation plan for executive officers .

3.	To ratify the appointment of Porter Keadle Moore, LLP as independent registered public accountant for 2009.

4.	To consider and act upon any other matters that may properly come before the meeting and any adjournment thereof.

          Only shareholders of record at the close of business on March 13, 2009 will be entitled to notice of, and to vote at, the meeting.  A proxy statement and a proxy solicited by the Board of Directors are enclosed.

          To ensure that your vote is recorded promptly, please vote as soon as possible.  Most shareholders of record have three options for submitting their vote before the meeting.  You may vote (1) by telephone if you reside in the United States, Canada or the U.S. territories, (2) via the Internet (see the instructions on the proxy card), or (3) by completing, signing and mailing the proxy card in the enclosed postage–paid envelope.  If you have Internet access, we encourage you to record your vote on the Internet.  It is convenient and it saves significant postage and processing costs.  If you attend the meeting you may, if you wish, withdraw your proxy and vote in person.

          If your shares are held in “street name”, that is held for your account by a broker or other nominee, your will receive instructions from the holder of record that you must follow for your shares to be voted.

BY ORDER OF THE BOARD OF DIRECTORS,

Jimmy C. Tallent,
President and Chief Executive Officer

March 23 , 2009

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE VOTE BY TELEPHONE, INTERNET, OR COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED.

March 23 , 2009

63 HIGHWAY 515
BLAIRSVILLE, GEORGIA 30514-0398

PROXY STATEMENT

          This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Community Banks, Inc. for use at the 2009 Annual Meeting of Shareholders to be held on Wednesday, April 29, 2009 at 2:00 p.m., at Brasstown Valley Resort, Young Harris, Georgia, and at any adjournments or postponements of the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

          At the Annual Meeting, shareholders will act upon the matters set forth in the accompanying notice of meeting, including the election of nine directors, the ratification of the appointment of United’s independent registered public accountant and any other matters that may properly come before the meeting.

Who is entitled to vote?

          All shareholders of record of United’s common stock at the close of business on March 13, 2009, which is referred to as the record date, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock held by them on the record date.  Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

How do I cast my vote?

          If you hold your shares of common stock in your own name as a holder of record and you have Internet access, United prefers that you vote your shares via the Internet at illinoisstocktransfer.com.  Alternatively, you may vote your shares by telephone if you reside in the United States, Canada or the U.S. territories, or by marking, signing, dating and returning the proxy card in the postage-paid envelope provided to you or you may vote in person at the Annual Meeting.  If your shares of common stock are held in “street name”, that is held for your account by a broker, bank or other nominee, you will receive instructions from your nominee which you must follow in order to have your shares voted.

          Proxies that are executed and returned or submitted through the Internet, but do not contain any specific instructions on any proposal, will be voted “FOR” the proposals specified herein.

What are the quorum and voting requirements?

          The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  As of the record date, there were 48,092,724 shares of common stock outstanding and entitled to vote at the Annual Meeting.

          The required vote for each item of business at the Annual Meeting is as follows:

1.
For the election of directors, those nominees receiving the greatest number of votes at the Annual Meeting shall be deemed elected, even though the nominees may not receive a majority of the votes cast.  However, as described in “Corporate Governance – Majority Vote Requirement”, under certain circumstances, nominees who are elected receiving less than a majority vote may be asked to resign.

2.	For the approval of the advisory resolution supporting the compensation plan for the executive officers , the vote of a majority of the shares voted on the matter.

3.	For the ratification of the appointment of Porter Keadle Moore, LLP as independent registered public accountant for 2009, the vote of a majority of the shares voted on the matter.

4.
For any other business at the Annual Meeting, the vote of a majority of the shares voted on the matter, assuming a quorum is present, shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law.

How are votes counted?

          Abstentions and “broker non-votes” will be counted only for purposes of establishing a quorum, but will not otherwise affect the vote.  “Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients (in “street name”) who have not been given specific voting instructions from their clients with respect to non-routine matters.  Typically, the election of directors and the ratification of independent auditors are considered routine matters by brokers and other nominees allowing them to have discretionary voting power to vote shares they hold on behalf of their clients for the election of directors and the ratification of an independent auditor.

          Because directors are elected by a plurality of the votes cast, except as described in “Corporate Governance – Majority Vote Requirement”, the director nominees who get the most votes will be elected even if such votes do not constitute a majority.  Directors cannot be voted “against” and votes to “withhold authority” to vote for a certain nominee will have no effect if the nominee receives a plurality of the votes cast.  For the approval of the advisory vote on executive compensation, ratification of the appointment of Porter Keadle Moore, LLP as independent registered public accountant for 2009 and any other proposals that come before the meeting, you may vote “for” or “against” the proposal.

          If you hold your shares of common stock in your own name as a holder of record, and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will be excluded entirely from the vote.

Will other matters be voted on at the Annual Meeting?

          We are not aware of any other matters to be presented at the Annual Meeting other than those described in this proxy statement.  If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

Can I revoke my proxy instructions?

          If you are a record holder, you may revoke your proxy by:

●	filing a written revocation with the Secretary of United at the following address:
P.O. Box 398, Blairsville, Georgia 30514-0398;

●	filing a duly executed proxy bearing a later date; or

●	appearing in person and electing to vote by ballot at the Annual Meeting.

          Any shareholder of record as of the record date attending the Annual Meeting may vote in person by ballot whether or not a proxy has been previously given, but the presence (without further action) of a shareholder at the Annual Meeting will not constitute revocation of a previously given proxy.

          Any shareholder holding shares in “street name” by a broker or other nominee must contact the broker or nominee to obtain instructions for revoking the proxy instructions.

What other information should I review before voting?

          The 2008 annual report to shareholders and the annual report on Form 10-K filed with the Securities and Exchange Commission, including financial statements for the year ended December 31, 2008, are enclosed with this proxy statement.  The annual report is not part of the proxy solicitation material.  An additional copy of the annual report on Form 10-K may be obtained without charge by:

●	accessing United’s website at ucbi.com;

●	writing to the Secretary of United at the following address:
P.O. Box 398, Blairsville, Georgia 30514-0398; or

●	accessing the EDGAR database at the SEC’s website at sec.gov.

          You may also obtain copies of United’s Form 10-K from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, Room 1580, F. Street, N.E., Washington, D.C. 20549.  Please call the SEC at (800) SEC-0330 for further information about obtaining information from the SEC.

NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

          We have posted materials related to the 2009 annual meeting on the Internet. The following materials are available on the Internet at ucbi.com/proxy:

●	This proxy statement for the 2009 annual meeting,

●	United’s 2009 annual report to shareholders, and

●	United’s annual report on Form 10-K filed with the Securities and Exchange Commission.

          You are also invited to attend the 2009 annual meeting in person. To pre-register to attend the annual meeting you may:

●	follow the instructions on the enclosed proxy card,

●	email Investor_Relations@ucbi.com and indicate the name of the person(s) attending, or

●	you may call (866) 270-5900.

          For directions to the annual meeting, visit brasstownvalley.com, or call (866) 270-5900 and an Investor Relations professional can assist you.

PROPOSAL 1 - ELECTION OF DIRECTORS

Introduction

          The Bylaws of United provide that the number of directors may range from eight to 14. The Board of Directors of United has set the number of directors at nine. The number of directors may be increased or decreased from time to time by the Board of Directors by resolution, but no decrease shall have the effect of shortening the term of an incumbent director. The terms of office for directors continue until the next Annual Meeting and until their successors are elected and qualified.

Information Regarding Nominees for Director

          The following information has been furnished by the respective nominees for director as of March 1, 2009. All of the nominees for director are existing directors that have been nominated by the Board of Directors for re-election. Each nominee has been or was engaged in his present or last principal employment, in the same or a similar position, for more than five years.

Name (Age)	Information About Nominee	Director Since

Jimmy C. Tallent (56)	President and Chief Executive Officer of United	1988

Robert L. Head, Jr. (69)	Chairman of the Board of United; Owner of Head Construction Company and Head-Westgate Corp., commercial construction companies, Blairsville, Georgia	1988

W. C. Nelson, Jr. (65)	Vice Chairman of the Board of United; Owner of Nelson Tractor Company, Blairsville, Georgia	1988

A. William Bennett (67)	Partner in Bennett, Davidson & Associates, LLP, Certified Public Accountants, Washington, Georgia	2003

Robert H. Blalock (61)	Owner of Blalock Insurance Agency, Inc., Clayton, Georgia	2000

Cathy Cox (50)	President of Young Harris College, Young Harris, Georgia since 2007; Secretary of State of the State of Georgia from 1999 to 2007.	2008

Hoyt O. Holloway (69)	Owner of H&H Farms, poultry farm, Blue Ridge, Georgia	1993

John D. Stephens (68)	Owner of Stephens MDS, LP, Atlanta, Georgia	2007

Tim Wallis (57)	Owner of Wallis Printing Co., Rome, Georgia	1999

          There are no family relationships between any director, executive officer, or nominee for director of United.

          Former director Charles E. Hill retired from his position as a director effective February 6, 2009.   Due to our Corporate Governance policy regarding age limitation, current director Guy W. Freeman will retire as a director at the end of his current term on April 30, 2009 .

Director Emeritus

          The Honorable Zell B. Miller, 76, serves as Director Emeritus of the Board of Directors of United. This is an elected role by the Board that provides leadership, counsel and guidance on various issues and policies that could affect United. Prior to becoming a member of the U.S. Senate, Mr. Miller served as a member of the Board of Directors of United from 1999 to 2000. Mr. Miller was a U. S. Senator from 2000 to 2005 and previously served two terms as Governor and four terms as Lt. Governor of the State of Georgia.

Board of Directors and Committees

          The Board of Directors held thirteen meetings during 2008. All of the directors attended at least 75 percent of the meetings of the Board and meetings of the committees of the Board on which they served that were held during 2008. Directors are expected to be present at the Annual Meeting of United.

          The Board has considered and determined that a majority of the members of the Board of Directors are independent as “independent” is defined under applicable federal securities laws and the Nasdaq Marketplace Rules. During 2008, the independent directors were Directors Nelson, Bennett, Blalock, Cox, Hill, Holloway, Stephens and Wallis. The independent directors meet in executive sessions every quarter without management.

          The Board currently has, and appoints members to, three standing committees: the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee. Each member of these Committees is independent and each Committee has a charter approved by the Board, which is available on United’s website, ucbi.com.

          The current members of the Committees are identified below (M - member; C - chairman):

Name	Compensation	Audit	Nominating/ Corporate Governance

W. C. Nelson, Jr.	M	C	M

A. William Bennett	C	M	C

Robert H. Blalock	M	M	M

Cathy Cox	M		M

Hoyt O. Holloway	M		M

John D. Stephens	M		M

Tim Wallis	M	M	M

Compensation Committee

          The Compensation Committee is responsible for establishing and administering the policies that govern the compensation arrangements for executive officers and other senior officers. The Compensation Committee is also responsible for oversight and administration of certain executive and employee compensation and benefit plans, including the Amended and Restated 2000 Key Employee Stock Option Plan (the “Equity Plan”), the Deferred Compensation Plan, the Modified Retirement Plan and the Employee Stock Purchase Plan. It periodically reviews and makes recommendations to the Board with respect to Directors Compensation. The Compensation Committee met six times during 2008.

Audit Committee

          The Audit Committee assists the Board in its general oversight and serves as an independent and objective party to monitor United’s financial reporting process and internal control systems, to review and assess the performance of the independent registered public accountants and internal auditing department, and to facilitate open communication among the independent registered public accountants, senior and financial management, the internal auditing department, and the Board of Directors. Certain specific responsibilities of the Audit Committee include recommending the selection of independent registered public accountants, meeting with the independent registered public accountants to review the scope and results of the annual audit, reviewing with management and the internal auditor the systems of internal controls and internal audit reports, ensuring that United’s books, records, and external financial reports are in accordance with U.S. generally accepted accounting principles, and reviewing all reports of examination made by regulatory authorities and ascertaining that any and all operational deficiencies are satisfactorily corrected.

          The Board of Directors has determined that all of the members of the Audit Committee have sufficient knowledge in financial and accounting matters to serve on the audit committee, including the ability to read and understand fundamental financial statements. In addition, the Board of Directors has determined that Mr. Bennett qualifies as an “audit committee financial expert” in accordance with the applicable rules and requirements of the SEC and Nasdaq.

          The Audit Committee met eight times during 2008.

Nomination/Corporate Governance Committee

          The Nominating/Corporate Governance Committee reviews United’s Corporate Governance Guidelines and policies and monitors compliance with those guidelines and policies. In addition, the Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board of Directors nominees for election and candidates for each committee appointed by the Board. The Nominating/Corporate Governance Committee met one time during 2008.

Vote Required

          Each proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, the proxy will be voted for the election of the nominees named above to constitute the entire Board of Directors. If any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors as a substitute nominee, but in no event will the proxy be voted for more than nine nominees. Management of United has no reason to believe that any nominee will not serve if elected. All of the nominees are currently directors of United.

          Pursuant to the Georgia Business Corporation Code, Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election at a meeting at which a quorum is present, even though the nominees may not receive a majority of the votes cast. However, as described in “Corporate Governance – Majority Vote Requirement”, under certain instances, nominees who are elected receiving less than a majority vote may be asked to resign. A quorum is present when the holders of a majority of the shares outstanding on the record date are present at a meeting in person or by proxy. An abstention or a broker non-vote will be included in determining whether a quorum is present at the meeting, but will not have any other effect on the outcome of a vote.

Recommendation

          The Board of Directors unanimously recommends a vote “FOR” each nominee for director.

CORPORATE GOVERNANCE

Director Nominations

General

          The Board of Directors nominates individuals for election to the Board based on the recommendations of the Nominating/Corporate Governance Committee. A candidate for the Board of Directors must meet the eligibility requirements set forth in United’s Bylaws, Corporate Governance Guidelines and in any applicable Board or committee resolutions.

Nominating/Corporate Governance Committee Procedures

          The Nominating/Corporate Governance Committee considers qualifications and characteristics that it, from time to time, deems appropriate when it selects individuals to be nominated for election to the Board of Directors. These qualifications and characteristics may include, without limitation, the individual’s interest in United, his or her United shareholdings, independence, integrity, business experience, education, accounting and financial expertise, age, diversity, reputation, civic and community relationships, and knowledge and experience in matters impacting financial institutions. In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating/Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance.

Shareholder Nominations

          The Board of Directors and Nominating/Corporate Governance Committee of the Board will consider all director nominees properly recommended by any United shareholders in accordance with the standards described above. Any shareholder wishing to recommend a candidate for consideration as a possible director nominee for election at an upcoming meeting of shareholders must provide timely, written notice to the Board of Directors in accordance with the procedures available on United’s website ucbi.com. The following is a summary of these procedures:

●
In order to be considered timely, a nomination for the election of a director must be received by United no less than 120 days before the anniversary of the date United’s proxy statement was mailed to shareholders in connection with the previous year’s Annual Meeting.

●	A shareholder nomination for director must set forth, as to each nominee such shareholder proposes to nominate:

	1.	the name and business or residence address of the nominee;

	2.	an Interagency Biographical and Financial Report available from the Federal Deposit Insurance Corporation completed and signed by the nominee;

	3.	the number of shares of common stock of United which are beneficially owned by the person;

	4.	the total number of shares that, to the knowledge of nominating shareholder, would be voted for such person; and

	5.	the signed consent of the nominee to serve, if elected.

●	The notice by a nominating shareholder shall also set forth:

	1.	the name and residence address of such nominating shareholder; and

	2.	the class and number of shares of common stock of United which are beneficially owned by such shareholder.

          Notices shall be sent to the Secretary, United Community Banks, Inc., P.O. Box 398, Blairsville, Georgia 30514-0398. There were no director nominations proposed for this year’s Annual Meeting by any shareholder.

Majority Vote Requirement

          United’s majority vote policy states that nominees for director who are elected but receive less than a majority of the votes cast for the election of directors may be asked to resign. The policy allows the Board to waive this majority vote requirement where a general campaign against the election of a class of directors of public companies resulted in a United nominee being elected with less than a majority vote without consideration of the particular facts and circumstances applicable to the individual United nominee. A waiver of the majority vote requirement will not be permitted if the votes cast resulted from a campaign directed specifically against the election of an individual United nominee, even in circumstances where a majority of the Board of Directors disagrees with those voting against that director’s election.

Code of Ethical Conduct

          United has adopted a Code of Ethical Conduct designed to promote ethical conduct by all of United’s directors and principal financial and executive officers. The Code of Ethical Conduct complies with the federal securities law requirement that issuers have a code of ethics applicable to principal financial officers and with applicable Nasdaq Marketplace Rules. United’s Code of Ethical Conduct is available on its website and was filed as Exhibit 14 to its Annual Report on Form 10-K for the year ended December 31, 2003. United has not had any amendment to or waiver of the Code of Ethical Conduct. If there is an amendment or waiver, United will post any such amendment or waiver on the company’s website, ucbi.com.

Shareholder Communication

          The Board of Directors maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board of Directors should send any communication in writing to the Secretary, United Community Banks, Inc. P.O. Box 398, Blairsville, Georgia 30514-0398. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The communication will be forwarded to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is illegal or otherwise inappropriate, in which case the communication will be disregarded.

Certain Relationships and Related Transactions

          United has a written related person transaction policy that governs the review, approval and ratification of any transaction that would be required to be disclosed by United pursuant to Item 404 of Regulation S-K under the Securities Act of 1933. The Board of Directors of United or the Audit Committee must approve all such transactions under the policy.

          Prior to entering into such a related person transaction or an amendment thereof, the Board or Audit Committee must consider all of the available relevant facts and circumstances, including if applicable, benefits to United, the impact of a transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction, and the terms available to or from unrelated third parties or employees generally, as the case may be. No member of the Board or Audit Committee shall participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is a related person.

          United’s subsidiary banks have had, and expect to have in the future, banking transactions in the ordinary course of business with directors and officers of United and other related persons, on the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unaffiliated third parties. Such transactions have not involved more than the normal risk of collectability or presented other unfavorable features.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Overview

          The Compensation Committee of the Board of Directors (the “Committee”) has the important responsibility of ensuring that United’s executive compensation policies and practices are based on three simple principles:

●	Pay competitively within our industry;
●	Pay for appropriate performance based on pre-established goals; and
●	Design compensation programs with sound risk management practices and a balance between short-term and long-term objectives that provide for value creation for the company and our shareholders.

          In addition to its focus on compensation matters, the Compensation Committee occasionally recommends policies related to leadership development and employee retention for consideration by the Board of Directors.

          No Compensation Committee member has been an officer or employee of United, and the Board has considered and determined that all of the members are independent as “independent” is defined under the Nasdaq Marketplace Rules. Most members of the Compensation Committee have a significant percentage of their net worth invested in shares of United and all members have interests aligned with the interests of other shareholders. The Compensation Committee’s charter is available in the corporate governance section of United’s website, ucbi.com.

          To assist it in determining how best to achieve the above objectives in 2004, the Compensation Committee conducted an interview process with several prominent compensation consulting firms that had no previous relationships with United and selected Watson Wyatt & Co. for a three-year engagement to advise it and the Board on executive compensation. In October, 2007, the Committee agreed to extend the engagement in of Watson, Wyatt for another three-year period. Watson Wyatt has provided no other consulting services to United.

          The Compensation Committee adopted and the shareholders approved the Management Annual Incentive Plan in 2007. This “pay for performance” plan governed the level of bonuses that could be awarded by the Compensation Committee to senior management during the past two years. The initial performance parameters were set by the Compensation Committee at the beginning of 2007 and 2008 and no bonuses were paid for either year.

          In late 2008, United applied for and received a federal government capital infusion under the provisions of the TARP Capital Purchase Program. As a result of such participation, United is now subject to substantial limitations with respect to its executive compensation practices.

Philosophy

          United’s compensation programs are designed to attract and retain key employees, motivating them to achieve desired goals, both short and long-term, creating expectations for positive results and rewarding them for strong performance. Different programs are geared to short and long-term performance with the goal of increasing shareholder value over the long term. Because United believes the performance of every employee is important to the company’s success, it is mindful of the effect of executive compensation and incentive programs on all of its employees and tries to establish programs that are fair in light of the compensation programs for all other employees.

          United believes that the compensation of the company’s senior executives should reflect their success as a management team and as individuals in attaining key operating objectives, such as growth of revenue, loans and deposits; growth of earnings and earnings per share; growth or maintenance of market share, long-term competitive advantage, customer satisfaction and operating efficiencies; and, ultimately, in attaining long-term growth in the market price of United’s stock. At the same time, United does not believe its executive compensation programs should encourage unnecessary or excessive risks. United believes that the performance of its senior executives in managing the company, considered in light of economic, industry and competitive conditions, should be the basis for determining their overall compensation.

          United also believes that their compensation should not be excessive or based on the short-term performance of United’s stock, whether favorable or unfavorable, but rather that the price of United’s stock will, in the long-term, reflect the company’s operating performance, and ultimately, the management of the company by its executives. United seeks to have the long-term performance of its stock reflected in executive compensation through its stock option and other equity incentive programs.

Regulatory Limits

          TARP Capital Purchase Program. On December 5, 2008, as part of the United States Treasury Department’s (the “Treasury”) TARP Capital Purchase Program (the “CPP”), United entered into an Agreement (the “Purchase Agreement”) with Treasury, pursuant to which United sold 180,000 shares of Series B Cumulative Preferred Stock (the “Series B Preferred Stock”) and a warrant to purchase shares of common stock for an aggregate purchase price of $180 million in cash.

          In the Purchase Agreement, United agreed that, until such time as Treasury ceases to own any securities of United acquired pursuant to the Purchase Agreement, United will take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply with Section 111(b) of the Emergency Economic Stabilization Act of 2008 (the “EESA”) as implemented by any guidance or regulation under the EESA and agreed to not adopt any benefit plans with respect to, or which covers, its senior executive officers that do not comply with the EESA, and the applicable executives have consented to the foregoing. Section 111(b)(2) of EESA provides for the executive compensation and corporate governance standards to include:

●	limits on compensation that exclude incentives for senior executive officers of financial institutions to take unnecessary and excessive risks that threaten the value of the financial institution;

●	required recovery of any bonus or incentive compensation paid to a senior executive officer based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate;

●
a prohibition on the financial institution from making any “excess parachute payment” to any senior executive officer, as defined under Section 280G of the Internal Revenue Code (an “Excess Severance Payment”) during the period that Treasury holds an equity or debt position; and

●	an agreement to limit a claim for a federal income tax deduction with respect to a senior executive’s compensation that exceeds $500,000 per year.

          American Recovery and Reinvestment Act. On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (the “ARRA”) was enacted. The ARRA, commonly known as the economic stimulus or economic recovery package, includes a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health, and education needs. In addition, ARRA imposes certain new executive compensation and corporate expenditure limits on all current and future TARP recipients until the institution has repaid Treasury the amount of a CPP investment, which is now permitted under ARRA without penalty and without the need to raise new capital, subject to Treasury’s consultation with the recipient’s appropriate regulatory agency. The executive compensation standards are more stringent than those currently in effect under the CPP or those previously proposed by Treasury, but it is not yet clear how these executive compensation standards will relate to the similar standards announced by Treasury on February 4, 2009, or when implementing regulations will be issued by Treasury.

          The new ARRA standards that apply to United and its senior executive officers include:

●
a prohibition on bonuses, retention awards and other incentive compensation, other than the granting of restricted stock awards which are limited to one-third of employee’s total annual compensation and further, that do not fully vest while Treasury holds an investment;

●	a prohibition on making any payments for departure from United other than compensation earned for services rendered or accrued benefits;

●
subjecting bonus, incentive and retention payments to repayment (clawback) if such payments were based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate;

●	a prohibition on compensation plans that encourage manipulation of reported earnings;

●
establishment of a company-wide policy regarding excessive or luxury expenditures including office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business; and

●	inclusion of a “say-on-pay” proposal to a non-binding vote of shareholders at the Annual Meetings, whereby shareholders vote to approve the compensation of executives.

          As noted, the ARRA directs Treasury and the SEC to issue regulations implementing the foregoing. There are numerous questions regarding the scope of the limitations and the requirements of the ARRA. None of the regulations mandated by the law have been issued to date. Pending the issuance of regulations, the Board of Directors, Compensation Committee and management are reviewing the requirements of the ARRA, its impact on current and future compensation, and the effect of the law’s requirements on United’s competitive position. Actions required by the ARRA and consideration of competitive factors may include changes to the form and amount of executive compensation, including adjustments to base salaries, bonus awards, equity incentive compensation awards and other existing arrangements.

Administration

          Generally, the Compensation Committee reviews the performance and approves all compensation of United’s senior executives and, based upon this evaluation, establishes their compensation. For all senior executives other than the Chief Executive Officer, the Chief Executive Officer makes recommendations to the Compensation Committee.

          Though not members of the Compensation Committee, Jimmy Tallent, United’s Chief Executive Officer and Rex Schuette, United’s Executive Vice President and Chief Financial Officer were invited to most Compensation Committee meetings along with Robert Head, Chairman of the Board of Directors and Zell Miller, Director Emeritus. Although all invitees may participate in discussions and provide information that the Compensation Committee considers (except for discussions with respect to any invitee’s own compensation, in which an executive does not participate), invitees do not participate in voting and decision-making.

          In setting and approving compensation of senior executives, the Compensation Committee considers objective measurements of business performance, the accomplishment of strategic and financial objectives, the development of management talent within the company, and other matters relevant to the short-term and the long-term success of the company and the enhancement of shareholder value in the broadest sense. As described above, with respect to Mr. Schuette, Mr. Freeman - United’s Executive Vice President and Chief Operating Officer, Mr. Shearrow - United’s Executive Vice President and Chief Risk Officer, and Mr. White - United’s President of the Atlanta Region (referred to herein together with Mr. Tallent as the “ Named Executive Officers ”), the Committee also considered the recommendations of Mr. Tallent in 2008.

          In performing its responsibilities for executive compensation, the Compensation Committee has sole authority to, and does to the extent it deems necessary or desirable, retain and consult with outside professional advisors. During 2008, Watson Wyatt & Co. advised the Compensation Committee and the Board on executive compensation. Watson Wyatt reported directly to the Compensation Committee. Watson Wyatt performed a study of the compensation of executive management of companies within the industry and with companies of comparable size. The groups used to compare executive compensation include (1) a peer group of 13 bank holding companies with asset sizes ranging from $6.5 to $10.5 billion and a median of $8.3 billion (the “Peer Group”) and a reference group of ten bank holding companies with asset sizes ranging from $11 to $14 billion with a median asset size of $12.9 billion (the “Reference Group”), approximately the asset size to which United may grow to in the next three years based on recent growth. The Peer Group consisted of Bank of Hawaii Corporation, Boston Private Financial Holdings, Inc., First Midwest Bancorp, Inc., FirstMerit Corporation, MB Financial, Inc., Old National Bancorp, Pacific Capital Bancorp, Provident Bankshares Corporation, Trustmark Corporation, UMB Financial Corporation, Umpqua Holdings Corporation, United Bancshares, Inc. and Wintrust Financial Corporation. The Reference Group consisted of BancorpSouth, Inc., Citizens Republic Bancorp, Inc., Cullen/Frost Bankers, Inc., International Bancshares Corporation, South Financial Group, Inc., Sterling Financial Corporation, Susquehanna Bancshares, Inc., Valley National Bancorp, Whitney Holding Corporation and Wilmington Trust Corporation. The Compensation Committee also compared United’s executive compensation to published executive compensation surveys, including bank holding companies with similar asset sizes, compiled with the assistance of Watson Wyatt (the “Published Surveys”).

          The Compensation Committee compares the performance of United to the performance of the companies in the Peer Group and Reference Group and establishes United’s compensation similar to or more or less than such companies consistent with its goal of competitively compensating United’s Named Executive Officers. The Compensation Committee has attempted to compensate its Named Executive Officers comparable to executive officers at Peer Group and Reference Group companies but generally above the median compensation paid in each such group. The Compensation Committee also uses Watson Wyatt’s analysis to assist in determine the amounts of each element of compensation.

          The Compensation Committee has met with the members of management responsible for risk management to review our incentive compensation programs for purposes of determining whether they encourage excessive or unnecessary risk-taking by our senior executive officers. As part of its review, the Compensation Committee considered the various risks to which United is subject, including market, liquidity, interest rate, operational, financial, credit quality and other risks, and how United’s incentive compensation programs may contribute to risk. The Compensation Committee also considered United’s controls and actions taken to mitigate and monitor those risks.

          In connection with such review, the Compensation Committee concluded that United’s incentive compensation programs do not encourage United’s senior management to take excessive or unnecessary risks that threaten the value of the company. Instead, the Compensation Committee concluded that United’s incentive compensation programs are designed to encourage long-term growth and shareholder value-creation, the delivery of superior customer service to promote core loan and deposit growth.

Elements of Compensation

          Compensation for each senior executive is allocated among annual base salary, annual non-equity incentive awards and equity incentive awards.  The Compensation Committee chooses to pay each element of compensation in order to attract, retain and motivate highly qualified executive talent, reward superior annual performance and provide incentives for their balanced focus on long-term strategic goals and increasing shareholder value as well as short-term performance.  The amount of each element of compensation is determined by or under the direction of the Compensation Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive: performance against corporate and individual objectives for the previous year; difficulty of achieving desired results in the coming year; value of their unique skills and capabilities to support United’s long-term performance; performance of their general management responsibilities; and, contribution as a member of the executive management team.

          Although the Compensation Committee does not set overall compensation targets and then allocate among the elements, it does review total compensation when making decisions on each element of compensation to ensure that the total compensation for each senior executive is justified and appropriate in the best interests of the company.

          Economic conditions and the credit environment were very difficult throughout 2008. With the recession and unemployment worsening, business activity across a wide range of industries and regions was greatly reduced and local governments and many businesses are in serious difficulty due to the lack of consumer spending and the lack of liquidity in the credit markets. This overall environment and difficulty in United’s markets, particularly the Atlanta metropolitan area, has led to a decrease in real estate values and an increase in United’s non-performing loans and charge-offs. As a result, United incurred a net loss of $64.2 million for 2008. This loss was primarily due to higher credit costs and net interest margin compression. Management has taken proactive steps to mitigate the credit issues as well as improve the margin going into 2009, but the overall performance for the company was disappointing for 2008.

          As a result, the Compensation Committee determined that for 2008 senior management should be compensated with equity incentive awards for their efforts at positioning United for improved long-term performance, but that cash compensation should be tempered in light of actual 2008 performance.  The Compensation Committee also believes that compensation for United’s senior management should reflect the Board’s continued confidence in and its desire to retain the current team to continue to manage the company through these difficult times.  The following is a summary of the Compensation Committee’s actions during 2008 with respect to annual base salary, non-equity incentive compensation awards and equity incentive compensation awards.

          Annual Base Salary. United strives to provide its senior executives with a level of assured cash compensation in the form of annual base salary that is competitive with companies in the financial services industry and companies that are comparable in size and performance.

          The Compensation Committee reviews base salaries annually and makes adjustments, in light of past individual performance as measured by both financial and non-financial factors and the potential for making significant contributions in the future, to ensure that salary levels remain appropriate and competitive. With respect to all senior executives, other than the Chief Executive Officer, the Compensation Committee also considers Mr. Tallent’s recommendations and assessment of each officer’s performance, his or her tenure and experience in his or her respective positions, and internal comparability considerations.

          In 2008 and 2007, the Compensation Committee did not increase the annual base salaries for any of the Named Executive Officers. Also, United did not increase annual base salaries for any other members of senior management in 2008.

          Non-Equity Incentive Awards. The Compensation Committee believes that its senior management’s incentive compensation should be linked directly to achievement of specified financial and non-financial objectives.  Effective January 2007, the Board of Directors adopted the Management Annual Incentive Plan which was subsequently approved by the shareholders at the April 2007 shareholders’ meeting.  The plan was designed to link salary and non-equity incentives to objective standards of performance.  In addition, the plan was designed to qualify for compliance with the limitations on executive compensation deductions under Internal Revenue Code Section 162(m).  Under the plan, the Compensation Committee may consider the non-financial factors discussed earlier and various financial performance measures, including operating and reported earnings per share; returns on equity, tangible equity and assets; revenue, loan and deposit growth; operating efficiency; loan and credit quality; and customer satisfaction scores.

          In the first quarter of 2008, the Committee established the performance parameters to be used for 2008 under the Management Annual Incentive Plan, balancing the need to reward and retain executive management in a challenging banking environment with shareholders’ desire for strong financial performance with appropriate risk.  Because these financial performance measures were not met during 2008, the Compensation Committee did not grant non-equity incentive compensation awards or any cash bonuses to any Named Executive Officers or any other member of senior management.  Also, United did not grant non-equity incentive compensation awards to the Named Executive Officers in 2007.

          Equity Incentive Awards. An important element of compensation in the banking industry is the provision of long-term incentives in the form of equity awards such as stock options, restricted stock, and restricted stock units. United also regards equity incentive awards as a key retention tool. These considerations are paramount in the Compensation Committee’s determination of the type of an award to grant and the number of underlying awards to be granted. Because of the direct relationship between the value of an option and the market price of United’s common stock, United believes that granting stock options is the best method of motivating executive and other senior management to manage the company in a manner that is consistent with the long-term interests of United’s shareholders.

          Equity incentive awards are granted under the Equity Plan, which is a broad-based, shareholder approved plan covering Named Executive Officers, other members of senior management and other key management personnel. The Equity Plan permits United to grant stock options, restricted stock and restricted stock units and provides additional flexibility, if circumstances of United’s business and opportunities warrant, to grant other forms of equity-based compensation.

          The Equity Plan does not permit the grant price for options to be reduced after the initial grant date. Because participants may not exercise options until they vest and because the exercise price of the options is the fair market value of the underlying stock on the date of grant, participants do not realize any benefit from stock options unless United’s stock price appreciates over the vesting period.

          During 2008, options to acquire 597,750 (606,937 adjusted for 2008 stock dividends) shares of common stock were awarded by the Compensation Committee, including options to acquire 123,500 (125,407 adjusted for 2008 stock dividends) shares of common stock awarded to the Named Executive Officers. Additionally, 31,097 (31,567 adjusted for 2008 stock dividends) restricted stock awards were awarded during 2008, including 18,500 (18,786 adjusted for 2008 stock dividends) restricted stock units awarded to the Named Executive Officers.

Retirement and Other Benefits.

          The Compensation Committee believes that retirement and deferred compensation benefits provide financial security to senior management and their families for their service to the company. As a result, United has adopted the following two plans:

          Modified Retirement Plan. United maintains a modified retirement plan (the “Modified Retirement Plan”) for certain Named Executive Officers and other key personnel. See the disclosure provided in “Executive Compensation – Pension Benefits” for a description of the material terms of the Modified Retirement Plan and disclosure of 2008 benefits provided to the Named Executive Officers under the Modified Retirement Plan.

          Deferred Compensation Plan. In addition, United maintains a deferred compensation plan (the “Deferred Compensation Plan”) for senior management, members of the Board of Directors, members of United’s local community bank boards and certain other key personnel. See the disclosure provided in “Executive Compensation – Nonqualified Deferred Compensation” for a description of the material terms of the Deferred Compensation Plan and disclosure of 2008 benefits provided to the Named Executive Officers under the Deferred Compensation Plan.

Perquisites and Other Benefits.

          The perquisites provided to United’s Named Executive Officers in 2008 were the use of a company-owned car or a car allowance and the payment of the dues for club memberships that are not used exclusively for business purposes. These personal benefits are generally provided to similarly situated financial institution executives in the company’s market areas, and United believes it is appropriate to award its senior executives similar benefits.

          United also provides matching contributions of up to 5% of the bonus contributions to the Deferred Compensation Plan. United’s Named Executive Officers also participate in company-wide contributions to the 401(k) Plan and receive other benefits on the same terms as other employees, which plans include medical, dental and life insurance.

Severance Benefits.

          Generally, options and restricted stock grants continue to vest for United’s Named Executive Officers in the event of the officer’s termination without cause or a termination by the officer for Good Reason (as defined in the award agreements). Mr. White’s option grants are accelerated upon a change in control. Otherwise, options and restricted stock awards cease vesting upon termination of employment.

          As required by the acquisition agreement pursuant to which United acquired Gwinnett Commercial Group, United entered into an Employment Agreement with Mr. White consistent with an existing agreement he had with such company. See the disclosure provided in “Executive Compensation – Agreements with Executive Officers” for a description of the material terms of such agreement, including severance benefits to Mr. White under certain circumstances.

          United does not provide for any other severance benefits to its Named Executive Officers, except as described below.

Benefits Upon a Change in Control

          United’s senior management has substantially contributed to the success of United, and the company believes that it is important to protect them in the event of a change in control. Further, it is United’s belief that the interests of shareholders will be best served if the interests of its senior management are aligned with them, and providing change in control benefits should reduce any reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders.

          For that reason, United’s Named Executive Officers have each entered into agreements with the company, the terms of which are described in “Executive Compensation - Agreements with Executive Officers and Post-Employment Compensation”. The Compensation Committee has established the payment and benefit levels to be paid to the Named Executive Officers following a change in control under these agreements consistent with what the Compensation Committee believes is standard for financial institution executives in the markets in which United operates.

          Based upon (1) a hypothetical change in control and (2) the termination of our Named Executive Officers as of December 31, 2008, all payments of compensation and benefits under the agreements with such officers that would be payable in a lump sum (except for Mr. White, who would be paid in 24-monthly installments) and capped at the following approximate amounts: Mr. Tallent $2,375,350; Mr. Freeman $1,432,000; Mr. Schuette $1,024,050; Mr. Shearrow $1,008,250 and Mr. White $1,934,600. Without the cap, the payments of salary, bonus and benefits would have exceeded such amounts.

          None of these payments would be considered Excess Parachute Payments or would violate the prohibitions under the CPP, and the Compensation Committee believes that these potential benefits would be minor relative to the substantial transaction value for United’s shareholders.

Executive Compensation

Summary Compensation Table

          The following table sets forth the compensation paid during the past three years to the Named Executive Officers.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary (1)	Bonus(1)	Restricted stock awards(2)	Stock option awards(2)	Non-Equity incentive plan compensation(3)	Change in pension value and deferred compensation earnings(4)	All other(5)	Total

Jimmy C. Tallent	2008	$480,000	$-	$91,600	$202,600	$-	$(78,600)	$80,086	$775,686
President and	2007	480,000	-	94,900	186,100	-	(131,700)	95,379	724,679
Chief Executive Officer	2006	472,500	650,000	68,000	157,000	-	66,700	119,493	1,533,693

Guy W. Freeman	2008	295,000	-	43,600	55,800	-	82,500	49,654	526,554
Executive Vice President	2007	295,000	-	22,400	30,500	-	84,600	50,722	483,222
and Chief Operating Officer	2006	290,800	300,000	86,900	172,800	-	55,800	57,843	964,143

Rex S. Schuette	2008	283,000	-	78,300	99,600	-	35,000	27,604	523,504
Executive Vice President	2007	283,000	-	72,700	102,200	-	(111,600)	33,450	379,750
and Chief Financial Officer	2006	279,500	250,000	45,900	91,850	-	64,300	46,471	778,021

David P. Shearrow	2008	275,000	-	187,400	52,700	-	8,300	14,863	538,263
Executive Vice President	2007	195,000	145,000	127,000	30,600	-	7,500	84,893	589,993
and Chief Risk Officer (6)

Glenn S. White	2008	320,000	-	69,000	51,200	-	(143,200)	34,454	331,454
President,
Atlanta Region (6)

(1)
Amounts shown for salary and bonus were either paid in cash or deferred, as elected by the executive under the Deferred Compensation Plan.  See the “Nonqualified Deferred Compensation – Activity For 2008” table for the executive’s contributions and earnings .

(2)
The annual amounts reflect United’s amortized expense relating to the awards granted to the executive. See Note 19 to the consolidated financial statements in United’s Annual Report on Form 10-K for the year ended December 31, 2008, regarding the assumptions underlying the valuation and expense recognition of equity awards. All restricted stock and stock option awards were granted under the Equity Plan.

(3)
Non-equity incentive plan compensation includes amounts earned under the Management Annual Incentive Plan as a result of achieving the goals specified for the designated year.  Because the financial performance measures were not met for 2008 and 2007, no non-equity incentive compensation awards were granted by the Compensation Committee.

(4)
Includes the annual change in the present value of the executive’s accumulated benefits under the Modified Retirement Plan and earnings (losses) credited (charged) to the executive’s account for the balances held in the Deferred Compensation Plan. See the “Pension Benefits” and “Nonqualified Deferred Compensation – Activity For 2008” tables for additional information.

(5)
Amounts shown include: (i) matching 401(k) and profit sharing contributions to the 401(a) Plan on behalf of the executive; (ii) matching 401(k) contributions on behalf of the executive to the Deferred Compensation Plan (see the “Nonqualified Deferred Compensation – Activity For 2008” table for additional information); (iii) the value of personal travel or allowance for a company-owned car; (iv) club membership dues that are not used exclusively for business purposes; (v) dividends on unvested restricted stock awards; (vi) life insurance premiums paid on behalf of the executive; and, (vii) directors fees paid to the executive for serving on subsidiary and community bank boards. Certain executives received directors fees in 2008, 2007 and 2006, respectively, of $33,800, $43,850 and $37,850 for Mr. Tallent; $7,400, $7,500 and $7,500 for Mr. Freeman; and, $6,000 in 2008 for Mr. White. Mr. Shearrow also received a cash payment of $60,000 in 2007 to replace certain unvested restricted stock awards that were forfeited at his previous employer as an inducement to his employment by United.

(6)	Mr. Shearrow joined United in April 2007 and Mr. White became an executive officer of United in 2008.

Stock Option and Restricted Stock Grants

          The following table sets forth information with respect to restricted stock and stock option awards granted to the Named Executive Officers for 2008 (as adjusted for 2008 stock dividends):

GRANTS OF PLAN-BASED AWARDS

	Grant date	Number of restricted stock units (1)	Stock option awards(2)
			Number	Exercise price(3)	Closing price on grant date
Mr. Tallent	April 30, 2008	4,062	45,695	$13.53	$13.53
Mr. Freeman	May 5, 2008	4,570	23,863	13.58	13.58
Mr. Schuette	May 5, 2008	3,554	20,309	13.58	13.58
Mr. Shearrow	May 5, 2008	3,554	20,309	13.58	13.58
Mr. White	May 5, 2008	3,046	15,231	13.58	13.58

(1)	The restricted stock units vest in equal installments over a four-year period beginning on January 31, 2009.
(2)
Each stock option is exercisable for one share of United’s common stock. Stock options vest in equal installments over a four-year period from the date of the grant, beginning on May 5, 2009 (April 30, 2009 for Mr. Tallent).

(3)
The exercise price of the stock options and the grant price of the restricted stock awards were $13.58 per share ($13.53 for Mr. Tallent), the closing price of United’s common stock the day of the grant as adjusted for the 2008 stock dividends.

          When awarding grants, the Compensation Committee sets option exercise prices at the market closing price on the date of grant. Both stock options and restricted stock awards vest over a number of years in order to encourage employee retention and focus management’s attention on sustaining financial performance and building shareholder value over an extended term. Typically, vesting is in equal increments over a four-year period from the date of the grant.

          As of December 31, 2008, United had not granted stock appreciation rights or similar awards to any of its past or present executive officers.

Stock Option Exercises and Restricted Stock Vesting

          The following table sets forth the value realized upon exercising stock options and vesting of restricted stock awards for the Named Executive Officers during 2008 (as adjusted for 2008 stock dividends):

OPTION EXERCISES AND VESTING OF RESTRICTED STOCK

Name	Stock option awards		Restricted stock awards
	Number exercised	Value realized(1)	Number vesting	Value realized(2)
Mr. Tallent	26,656	$12,262	3,746	$63,468
Mr. Freeman	—	—	3,096	50,006
Mr. Schuette	—	—	2,855	46,530
Mr. Shearrow	—	—	3,250	33,475
Mr. White	—	—	—	—

(1)	Represents the difference between the closing price of United’s common stock on the date of exercise and the option exercise price multiplied by the number of options exercised.
(2)	Represents the value realized by multiplying the number of restricted stock awards vesting by the closing price of United’s common stock on the date of vesting.

Outstanding Equity Awards as of December 31, 2008

          The following table sets forth, for each Named Executive Officer, the number of stock options exercisable and unexercisable and the number and value of unvested restricted stock awards as of December 31, 2008 (as adjusted for 2008 stock dividends):

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock options				Restricted stock awards
Name	Number exercisable	Number unexercisable(1)	Exercise price	Expiration date (2)	Number not vested (3)	Market value not vested (4)
Mr. Tallent	36,556	—	$12.47	4/20/10
	45,695	—	11.49	4/18/11
	60,926	—	12.80	3/11/12
	45,695	—	16.14	4/17/13
	17,262	—	23.39	6/7/14
	15,537	5,179	22.75	5/16/15
	15,739	15,739	28.41	4/26/16
	8,885	26,655	30.21	4/25/17
		45,695	13.53	4/30/18
	246,295	93,268			9,392	$127,543
Mr. Freeman	6,093	—	12.47	4/20/10
	7,835	—	11.49	4/18/11
	24,371	—	12.80	3/11/12
	30,463	—	16.14	4/17/13
	10,154	—	23.39	6/7/14
	9,901	3,300	22.75	5/16/15
	10,154	10,155	28.41	4/26/16
	5,458	16,374	30.21	4/25/17
	—	23,863	13.58	5/5/08
	104,429	53,692			9,900	134,442
Mr. Schuette	35,032	—	11.49	3/12/11
	18,278	—	11.49	4/18/11
	24,371	—	12.80	3/11/12
	27,418	—	16.14	4/17/13
	9,138	—	23.39	6/7/14
	9,140	3,046	22.75	5/16/15
	8,885	8,886	28.41	4/26/16
	4,696	14,089	30.21	4/25/17
	—	20,309	13.58	5/5/18
	136,958	46,330			8,439	114,602
Mr. Shearrow	5,077	15,232	30.93	4/16/17
	—	20,309	13.58	5/5/18
	5,077	35,541			16,450	223,391
Mr. White	—	25,386	30.33	6/1/17
	—	15,231	13.58	5/5/18
	—	40,617			13,201	179,270

(1)
With the exception of Mr. White’s stock options that expire on June 1, 2017, stock options become exercisable in four equal annual installments beginning on the first anniversary of the grant date. Mr. White’s stock options that expire on June 1, 2017, vest as follows: 12,693 on June 1, 2010, 6,346 on June 1, 2011 and 6,347 on June 1, 2012.

(2)	The expiration date of each stock option is 10 years after the date of grant.
(3)
With the exception of Mr. Shearrow’s restricted stock units granted on April 16, 2007 and Mr. White’s restricted stock units granted on June 1, 2007, restricted stock shares and units vest in four equal annual installments, beginning January 31 of the year following the grant date. Mr. Shearrow’s 6,601 unvested restricted stock shares granted on April 16, 2007 vest on January 31, 2010 and Mr. White’s unvested restricted stock units granted on June 1, 2007 vest on June 1, 2012.

(4)	The market value is based on the closing price of United’s common stock at December 31, 2008 of $13.58 multiplied by the number of unvested awards.

Equity Compensation Plan Information at December 31, 2008

          The following table provides information about stock options outstanding as of December 31, 2008 and stock options and/or equity awards available to be granted in future years (adjusted for 2008 stock dividends):

EQUITY COMPENSATION PLAN INFORMATION

	Total outstanding options	Weighted-average exercise price of outstanding options	Number available for issuance under equity compensation plans (1)
Equity compensation plans approved by shareholders	3,356,165	$19.75	1,401,628
Equity compensation plans not approved by shareholders (2)	84,034	8.07	—
Total	3,440,199	19.47	1,401,628

(1)	Represents the number of stock options or equity awards available to be granted in future years under the Existing Equity Plan.
(2)	Stock options granted under plans assumed by United through acquisitions prior to December 1, 2004. Such plans have been frozen as to future grants at the time of the acquisitions.

Pension Benefits

          The following table presents selective retirement benefit information for 2008 for each Named Executive Officer that was a participant in Modified Retirement Plan.

PENSION BENEFITS

Name	Plan name	Number of years credited service	Present value of accumulated benefit	Payments during 2008
Mr. Tallent	Modified Retirement Plan	25	$372,405	—
Mr. Freeman	Modified Retirement Plan	14	593,406	—
Mr. Schuette	Modified Retirement Plan	8	279,308	—
Mr. Shearrow	Modified Retirement Plan	2	19,706	—

          The Modified Retirement Plan provides specified benefits to certain key officers who contribute materially to the continued growth, development and future business success of United and its subsidiaries. Generally, when a participant retires, United will pay to the participant a fixed annual amount in equal installments either (1) for the lifetime of the participant and, if the participant is married upon death, a lesser lifetime amount to the participant’s spouse, or (2) a fixed payment for 15 years. The annual benefits, based on seniority and position, range from $25,000 to $90,000 per year and are taxable to the participant. The normal retirement age defined in the plan is 65 and completion of five years of service.

          The Modified Retirement Plan contains provisions that provide for accelerated vesting upon a change in control of United. The Modified Retirement Plan also provides that these benefits will be forfeited if a participant is terminated for cause or, if during a certain period after his or her termination of employment, competes with United, solicits customers or employees, discloses confidential information, or knowingly or intentionally damages United’s goodwill or esteem.

Nonqualified Deferred Compensation

          The following table presents information for each Named Executive Officer relating to the Deferred Compensation Plan.

NONQUALIFIED DEFERRED COMPENSATION – ACTIVITY FOR 2008

Name	Executive contributions (1)	Company contributions (2)	Account Earnings (3)	Withdrawals/ distributions	Balance at year-end
Mr. Tallent	$28,239	$12,500	$(147,129)	$—	$467,862
Mr. Freeman	—	3,250	228	—	17,176
Mr. Schuette	24,739	2,650	(19,469)	—	209,450
Mr. Shearrow	43,216	9,500	9,201	—	61,917
Mr. White	5,000	5,000	(143,173)	—	269,545

(1)	All executive contributions are included in the amounts under the column headings “Salary” and “Bonus” in the “Summary Compensation Table”.
(2)	All company contributions are included in the amounts under the column heading “All other” in the “Summary Compensation Table”.
(3)	All account earnings are included in the amounts under the column heading “Changes in pension and deferred compensation earnings” in the “Summary Compensation Table”.

          The Deferred Compensation Plan provides for the deferral of up to 75% of annual base salary and up to 100% of annual cash bonus payments or non-equity incentive compensation awards and other specified benefits to selected individuals who contribute materially to the continued growth, development and future business success of United and its affiliates.  Further, the Deferred Compensation Plan allows for employer matching contributions for employee contributions that would have been paid under United’s tax-qualified 401(k) plan (the “401(k) Plan”) if such matching contributions would otherwise exceed the maximum allowable amounts under the 401(k) Plan and matching of deferred bonuses, dollar for dollar up to 5% of bonus or non-equity incentive compensation award , subject to the same vesting provisions of the 401(k) Plan.  Although the Plan allows the Board of Directors to make discretionary contributions to the account of employee participants, the Board has never made any.  The Deferred Compensation Plan also provides for the deferral of up to 100% of director fees for service by a non-employee director on the board of United or any subsidiary or community bank.

          Contributions to the Deferred Compensation Plan may be invested in United’s common stock and a portfolio of various mutual funds. Participants are 100% vested for their contributions, including earnings or losses thereon. Company contributions, including earnings and losses thereon, vest over a three-year period. Because the amounts deferred under the plan are invested in the underlying mutual fund or, in the case of United common stock, recorded as common stock issuable (an equity instrument) at the time of the investment, there are no potential future costs of the plan known at this time.

          Generally, when a participant retires or becomes disabled, United will pay the participant their accrued benefits in a lump sum or in equal installments for 5, 10, or 15 years. Alternatively, a participant may elect to have a portion (or all) of their accrued benefits paid out at a specified time before retirement in a lump sum or in annual installments for 2, 3, 4, or 5 years. The benefit payments are taxable to the participant.

Agreements with Executive Officers and Post-Employment Compensation

          Messrs. Tallent, Freeman, Schuette, and Shearrow have each entered into Amended and Restated Change in Control Severance Agreements with United. The agreements remain in effect until the termination of such executive’s employment without entitlement to the benefits under the agreement), unless earlier terminated by mutual written agreement of the executive and United.

          The Amended and Restated Change in Control Severance Agreements provide for payment of compensation and benefits to the executive in the event of a “Change in Control” of United if the executive’s employment is involuntarily terminated by United without “Cause” or if the executive terminates his employment for “Good Reason”.  The executive is not entitled to compensation or payments pursuant to the Amended and Restated Change in Control Severance Agreement if he is terminated by United for Cause, dies, incurs a disability, or voluntarily terminates employment (other than for Good Reason). If a Change in Control occurs during the term of the agreement and the executive’s employment is terminated within six months prior to, or 18 months following, the date of the Change in Control, and if such termination is an involuntary termination by United without Cause (and does not arise as a result of death or disability) or a termination by the executive for Good Reason, the executive will be entitled to a lump sum payment equal to his base salary, non-equity incentive compensation award and certain other benefits, as determined by the agreement, for a period of 36 months from the date of his termination.  The lump sum payment of medical benefits also includes a tax-gross up.

          The Amended and Restated Change in Control Severance Agreements were entered into as of December 31, 2008 (with minor changes from the prior agreements) and are intended to ensure that the payment of any compensation or benefits under the agreement would comply with Internal Revenue Code Section 409A (“Section 409A”).

          As required by the acquisition agreement pursuant to which United acquired Gwinnett Commercial Group, United entered into an Employment Agreement with Mr. White consistent with an existing agreement he had with such company that provides for a rolling three-year term unless the either party gives the other notice that the term will not be extended.  The agreement generally provides that, if Mr. White is terminated at any time by United without Cause, or Mr. White terminates his employment with United for Cause, Mr. White will receive his base salary for a period of 36 months and an amount equal to two times his annual bonus or non-equity incentive compensation award .  Additionally, the agreement provides for a payment made over 24 monthly installments equal to three times the sum of his base salary then in effect, an amount equal to his average annual bonus or non-equity incentive compensation award of the three most recent years and his monthly automobile allowance multiplied by twelve if, within six months following a Change of Control of United, either Mr. White terminates his employment of United terminates Mr. White other than for Cause.

          The Employment Agreement also includes covenants by Mr. White not to compete with United or solicit its customers or prospective customers or employees for 36 months after the termination of his employment under certain circumstances.

          A “Change in Control” under the agreements generally means the acquisition by any person of beneficial ownership of 20 to 25% or more of the voting power of United’s outstanding stock, approval by shareholders of a merger or consolidation or a complete liquidation or dissolution of United or an agreement for the sale or other disposition of all or substantially all of the assets of United, or a majority change in the composition of the Board of Directors. “Cause” for United under the agreements is generally defined as the involuntary termination of the executive by United as result of an uncured breach of the employment agreement by Mr. White, commission of certain crimes, act or acts which are in violation of policies of United or the failure by the executive to perform his duties. “Cause” with respect to termination by Mr. White is generally defined as an uncured breach of the employment agreement by United, a material adverse diminution in his powers, responsibilities, or duties, or the required relocation of the executive to a location more than 20 miles from his existing business location. “Good Reason” for termination under the Amended and Restated Change in Control Agreement is generally defined as the occurrence during the six month period prior to, or within the 18 month period following, the date of a Change in Control, of a substantial adverse change in the executive’s responsibilities, the required relocation of the executive to a location outside of the market area of United, a material reduction in the levels of coverage of the executive under United’s director and officer liability insurance policy or indemnification commitments, or a reduction in the executive’s compensation or benefits.

          All of the agreements provide that the compensation and benefits provided for under the agreement shall be reduced or modified so as to insure that United does not pay an Excess Severance Payment. The agreements would allow the executive to choose the manner in which the payments would be made so long as the total payments are capped to avoid being treated as an Excess Severance Payment. None of the agreements provide for the payment of any taxes or a gross-up of payments to pay any taxes in the event any of the compensation or benefits were considered to be an Excess Severance Payment. In addition, none of the payments under the agreements would violate the prohibitions under the TARP CPP.

          Each of United’s Named Executive Officers executed a waiver in connection with United’s participation in the CPP pursuant to which they have voluntarily waived any claim against Treasury or United for any changes to such senior executive officer’s compensation or benefits that are required to comply with the limitations contained in the EESA or any regulation thereunder. The limitations are described in “Compensation Discussion and Analysis – Regulatory Limits”.

          United has no other employment or severance agreements with any of its Named Executive Officers.

Director Compensation

          Non-employee Directors of United received an annual retainer of $20,000 and a separate meeting fee of $3,000 for each of the five regularly scheduled Board meetings attended during 2008. The members of the Audit Committee received a separate meeting fee of $500 per regularly scheduled meeting attended. The Chairmen of the Audit and Compensation Committees each received an additional annual retainer of $5,000. Executive officers who serve as directors do not receive compensation for service on the Board of Directors of United. Certain members of United’s Board of Directors and its executive officers also serve as members of one or more of United’s subsidiaries and community banks boards of directors for which they are compensated.

          The annual retainer and meeting fees are payable in cash or may be deferred pursuant to United’s Deferred Compensation Plan. In 2008, Directors Bennett, Head and Nelson elected to defer all or a portion of their retainer and meeting fees.

          In addition to the retainers and meeting fees listed above, United reimburses the non-employee Directors for their travel expenses incurred in attending meetings of the Board or its Committees, as well as for fees and expenses incurred in attending director education seminars and conferences. Directors did not receive any stock option or other equity awards or any other personal benefits in 2008.

          The table below presents a summary of non-employee Director compensation for 2008:

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash	Nonqualified deferred compensation earnings	All other compensation (1)	Total
Robert L. Head, Jr.	$35,000	$(46,471)	$11,400	$(71)
W.C. Nelson, Jr.	42,500	(102,535)	11,400	(48,635)
A. William Bennett	42,500	(1,654)	—	40,846
Robert Blalock	37,500	—	10,500	48,000
Cathy Cox (2)	26,250			26,250
Charles E. Hill	35,000	—	11,400	46,400
Hoyt O. Holloway	35,000	—	6,000	41,000
Clarence W. Mason, Sr. (3)	17,500	—	—	17,500
John D. Stephens	35,000	—	6,000	41,000
Tim Wallis	37,500	(1,605)	6,000	41,895
Zell Miller (4)	35,000	(18,236)	—	16,764

(1)	Directors fees for serving on one or more of United’s subsidiary or community bank boards of directors.
(2)	Ms. Cox was appointed by the Board of Directors in April 2008 to serve as a Director.
(3)	Mr. Mason retired as director at the end of his term in April 2008.
(4)	Director emeritus.

Compensation Committee Interlocks and Insider Participation

          No member of the Compensation Committee has served as an officer or employee of United at any time or engaged in any transaction that would be required to be disclosed under “Certain Relationships and Related Transactions”.

          None of United’s executive officers serve as a director or member of the compensation committee of any other entity that has an executive officer serving as a member of United’s Board of Directors or Compensation Committee.

Compensation Committee Report

          The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included with this proxy statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that it be included herein.

          In addition, the Compensation Committee certifies that it has reviewed with United’s senior risk officers the incentive compensation arrangements with its Named Executive Officers and has made reasonable efforts to ensure that such arrangements do not encourage these senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution.

A. William Bennett, Chairman
Robert H. Blalock
Cathy Cox
Hoyt O. Holloway
W.C. Nelson
John D. Stephens
Tim Wallis

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

          The following table sets forth information regarding beneficial ownership of United’s common stock as of February 27, 2009 and is based on 51,058,413 shares of United’s common stock outstanding on such date. Beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership with 60 days of February 27, 2009, through the exercise of any stock option or other right, and any shares that are pledged as security pursuant to various financial obligations. The table sets forth such information with respect to:

●	each shareholder who is known by us to beneficially own 5% or more of the common stock;

●	each director;

●	each Named Executive Officer; and

●	all executive officers and directors as a group.

          Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by such shareholder.

BENEFICIAL OWNERSHIP

Name	Number of shares of common stock owned directly or indirectly	Number of shares underlying options exercisable within 60 days	Number of shares of beneficially owned restricted stock	Number of shares issuable under the Deferred Compensation Plan	Number of shares underlying warrants	Total number of shares beneficially owned	Percentage beneficially owned
Barclays Global Investors, NA. and related entities (1)	2,660,933					2,660,933	5.21%
Jimmy C. Tallent (2)	585,216	263,049	6,601	24,077	8,750	887,693	1.73%
Robert L. Head, Jr. (3)	1,950,160				75,000	2,025,160	3.97%
W.C. Nelson, Jr. (4)	1,977,401				50,000	2,027,401	3.97%
A. William Bennett (5)	15,974			5,534	12,500	34,008	*
Robert Blalock (6)	128,852				12,500	141,352	*
Cathy Cox	2,105					2,105	*
Hoyt O. Holloway (7)	145,335				5,000	150,335	*
John D. Stephens (8)	408,394					408,394	*
Tim Wallis	230,930				10,000	240,930	*
Guy W. Freeman (9)	151,248	114,964	7,363			273,575	*
Rex S. Schuette (10)	69,741	146,097	6,093	18,180		240,111	*
David P. Shearrow	1,015	10,154	10,155	12,038		33,362	*
Glenn S. White (11)	239,442		13,201		5,000	257,643	*
All directors and executive officers as a group (17 persons)	5,956,119	655,378	47,985	63,325	178,750	6,901,557	13.35%

 * Represents less than 1% of the deemed outstanding shares of common stock.

(1)
Based on information contained in Schedule 13G filed jointly by Barclays Global Investors, N.A. (“Barclays”), Barclays Global Fund Advisors (“Barclays Global Fund”), Barclays Global Investors, Ltd. (“BGI”), Barclays Global Investors Japan Limited (“BGI Japan”), Barclays Global Investors Canada Limited (“BGI Canada”), Barclays Global Investors Australia Limited (“BGI Australia”) and Barclays Global Investors (Deutschland) AG (“BGI Deutschland”) with the Securities and Exchange Commission on February 5, 2009, which indicates that Barclays has sole voting power relative to 729,070 shares and sole dispositive power relative to 794,199 shares; Barclays Global Fund has sole voting power relative to 1,374,947 shares and sole dispositive power relative to 1,839,027 shares; BGI has sole voting power relative to 1,512 shares and sole dispositive power relative to 27,707 shares; and BGI Japan, BGI Canada, BGI Australia, and BGI Deutschland have no voting power and no dispositive power. The address of Barclays and Barclays Global Fund is 400 Howard Street, San Francisco, CA 94105. The address of BGI is Murray House, 1 Royal Mint Court, London, EC3N4HH. The address of BGI Japan is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo, Japan 150-8402. The address of BGI Canada is Brookfield Place, 161 Bay Street, Suite 2500, Toronto, Canada, Ontario M5J 2S1. The address of BGI Australia is Level 43, Grosvenor Place, 225 George Street, Sydney, Australia NSW 1220. The address of BGI Deutschland is Apianstrasse 6, Unterfohring, Germany D-85774.

(2)	Includes 379 shares owned by Mr. Tallent’s wife, and 302 shares owned by Mr. Tallent’s minor grandchildren for which he is custodian.
(3)	Includes 171,368 shares pledged, 294,139 shares beneficially owned by a trust over which Mr. Head has voting power, and 59,905 shares owned by Mr. Head’s wife.
(4)
Includes 372,547 shares pledged, 48,475 shares owned by Mr. Nelson’s minor grandchildren for which he is custodian, 1,370 shares owned by Conag Rentals, Inc., a company owned by Mr. Nelson, 1,191 shares owned by King Ford, a company in which Mr. Nelson is 50% owner, and 51,866 shares owned by Mr. Nelson’s wife.

(5)	Includes 10,000 beneficially owned warrants to purchase common stock owned by Mr. Bennett’s spouse.
(6)
Includes 6,556 shares pledged, 120 shares owned by Mr. Blalock’s child for whom he is custodian, 94,414 shares owned by Blalock Insurance Agency, Inc., a company owned by Mr. Blalock, and 7,394 shares owned by Mr. Blalock’s wife.

(7)	Includes 57,345 shares owned by Holloway Motors, Inc., a company wholly owned by Mr. Holloway, and 5,596 shares owned by Mr. Holloway’s wife.
(8)	Includes 11,445 shares owned by John D. Stephens & Sons LP
(9)	Includes 2,441 shares owned by Mr. Freeman’s wife.
(10)	Includes 26,980 shares pledged.
(11)	Includes 13,265 shares owned by a trust for which Mr. White claims beneficial ownership, and 35,148 shares owned by Mr. White’s spouse.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires United’s directors and senior executives, and persons who own more than 10% of United’s common stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of the common stock. Based solely on copies of such reports furnished to United and representations that no other reports were required, United believes that all applicable Section 16(a) reports were filed by its directors, officers and 10% shareholders during the fiscal year ended December 31, 2008 except that Directors Bennett, Blalock, Head, Holloway, Nelson, and Wallis and Named Executive Officers Tallent and White did not file a timely report for one transaction each in 2008 relating to warrants they received in connection with their purchase of privately placed trust preferred securities.

AUDIT COMMITTEE REPORT

          The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board following its annual review and assessment of its charter on July 17, 2003. United’s management is responsible for its internal accounting controls and the financial reporting process. United’s independent registered public accountants, Porter Keadle Moore, LLP (“PKM”), are responsible for performing an audit of United’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and for expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes. The Board of Directors, in its business judgment, has determined that all three members of the Audit Committee are “independent”, as defined by the federal securities laws and the Nasdaq Marketplace Rules.

          In keeping with that responsibility, the Audit Committee has reviewed and discussed United’s audited consolidated financial statements with management and PKM. In addition, the Audit Committee has discussed with PKM the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committee”, as currently in effect. In addition, the Audit Committee has received the written disclosures and letter from PKM required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and has discussed with PKM their independence. The Audit Committee has also considered whether the provision of non-audit services by PKM is compatible with maintaining their independence.

          The Audit Committee also discussed with management, United’s internal auditors and PKM the quality and adequacy of United’s internal controls over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. It reviewed management’s assessment of such internal controls and PKM’s attestation thereof. The Audit Committee reviewed both with PKM and internal auditors their audit plans, audit scope and identification of audit risks.

          Other than Mr. Bennett, the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and PKM. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of United’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that United’s auditors are in fact “independent”.

          Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of United be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

          This report is respectfully submitted by the Audit Committee of the Board of Directors.

W. C. Nelson, Jr., Chairman
A. William Bennett
Robert H. Blalock
Tim Wallis

PROPOSAL 2 – APPROVAL OF ADVISORY RESOLUTION
SUPPORTING THE COMPENSATION PLAN FOR EXECUTIVE OFFICERS

General

          The American Recovery and Reinvestment Act of 2009 requires United to permit a non-binding advisory vote on the compensation of its Named Executive Officers, as described and presented in the  “Executive Compensation” section , including “Compensation Discussion and Analysis” and the accompanying narrative disclosure, during the period in which any obligation arising from United’s participation in the CPP remains outstanding.

          This proposal, commonly known as a “say-on-pay” proposal, gives United’s shareholders the opportunity to endorse or not endorse our executive compensation program and policies through an advisory vote on the following resolution:

          “Resolved, that the shareholders approve the compensation of the Named Executive Officers, as described in the “Executive Compensation” section of the 2009 Proxy Statement, including the “Compensation Discussion and Analysis” and the accompanying narrative and tabular disclosures.

          Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation.

Recommendation

          The Board of Directors unanimously recommends a vote “FOR” this proposal.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANT

General

          The Audit Committee of the Board of Directors has appointed PKM to serve as United’s independent registered public accountant during the year ended December 31, 2009. The Board of Directors will present to the Annual Meeting a proposal that such appointment be ratified.

Vote Required

          Each proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, the proxy will be voted for the proposal to ratify the appointment of PKM to act as the United’s independent registered public accountant for 2009. Pursuant to the Georgia Business Corporation Code, the proposal to ratify the appointment of PKM is approved if a majority of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present are voted for the proposal.

          Neither United’s Articles of Incorporation nor Bylaws require that the shareholders ratify the appointment of PKM as its independent auditors. United is doing so because it believes it is a matter of good corporate practice. Should the shareholders not ratify the selection, the Audit Committee of the Board of Directors will reconsider its determination to retain PKM, but may elect to continue the engagement. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that the change would be in the best interests of United and its shareholders.

Recommendation

          The Board of Directors unanimously recommends a vote “FOR” the ratification of PKM.

OTHER MATTERS

Independent Registered Public Accountants

          PKM was the principal independent registered public accountant for United during the year ended December 31, 2008. Representatives of PKM are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. United anticipates that PKM will be United’s accountants for the 2009 fiscal year.

          During 2008 and 2007, United was billed the following amounts for services rendered by PKM:

          Audit Fees. In connection with the audit of United’s annual consolidated financial statements, including the audit of management’s assessment of internal controls over financial reporting, and review of its Form 10-K and the review of United’s interim consolidated financial statements included within Forms 10-Q, United was billed approximately $564,000 in 2008 and $546,000 in 2007 by PKM. These figures include agreed upon fees for certain services that were unbilled at each respective year end in connection with the 2008 and 2007 annual audits. Also included in these figures were fees of $4,000 and $15,000, respectively, in 2008 and 2007 for services related to various registration statements.

          Audit-Related fees. United was billed approximately $23,000 in 2008 and $21,000 in 2007 by PKM for the audit of the 401(k) Plan.

          Tax Fees. United was billed approximately $5,000 in 2007 by PKM for assisting with providing documentation for various tax audits. There were no tax services provided in 2008.

          All Other Fees. There were no other services performed by PKM that were not related to the audit of United’s financial statements during 2008 and 2007.

          The Audit Committee pre-approves all audit and non-audit services performed by PKM. The Audit Committee specifically approves the annual audit services engagement and has generally approved the provision of certain audit-related services and tax services by PKM. Certain non-audit services that are permitted under the federal securities laws may be approved from time to time by the Audit Committee.

Expenses of Solicitation

          The cost of solicitation of proxies will be borne by United. United may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of common stock.

Shareholder Proposals & Recommendations for Director Nominees

          No proposals or recommendations for director nominations by non-management have been presented for consideration at the Annual Meeting.

          United expects that its 2010 Annual Meeting will be held in April 2010.  Any proposals or director recommendations by non-management shareholders intended for presentation at the 2010 Annual Meeting must be received by United at its principal executive offices, attention of the Secretary, no later than November 23 , 2009 to be considered for inclusion in the proxy statement for that meeting.  United must be notified no later than February 22 , 2010 of any other shareholder matter intended to be presented for action at the meeting.

General

          The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Jimmy C. Tallent
President and Chief Executive Officer

Annual Meeting of Shareholders

April 29, 2009, 2:00 p.m., E.T.

You can vote in one of four ways: 1) By Mail,  2) By Internet,  3) By Phone,  4) In Person at the Meeting
See the reverse side of this sheet for instructions.

 TO VOTE BY MAIL, COMPLETE BOTH SIDES OF THE PROXY CARD,
DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

Illinois Stock Transfer Co., 209 West Jackson Boulevard, Suite 903, Chicago, Illinois 60606

YOUR VOTE IS IMPORTANT
Please complete both sides of the PROXY CARD, sign, date,
detach and return in the enclosed envelope.

DETACH PROXY CARD HERE	DETACH ATTENDANCE CARD HERE AND MAIL WITH PROXY CARD
The below signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the Annual Report to Shareholders.

If you plan to personally attend the Annual Meeting of Shareholders please check the box below and list the names of attendees on the reverse side.

Return this stub in the enclosed envelope with your completed proxy card.

I/We do plan to attend the 2009 meeting. ☐

VOTER CONTROL NUMBER
ABOVE NAME HERE
COMMON
Dated

(Please sign here)

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give  your full title. If shares are held jointly, each holder may sign but only one signature is required.

TO VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1. Read the accompanying Proxy Statement.

2.  Visit our Internet voting site at http://www.illinoisstocktransfer.com, click on the heading "Internet Voting" tab and enter your Voter Control Number and the last four digits of your Tax Identification Number that is associated with the account you are voting in the designated fields. Your Voter Control Number is printed on the front of this proxy card.

Please note that all votes cast by Internet must be completed and submitted prior to Monday, April 27, 2009 at 11:59 p.m. Eastern Time.
Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.
This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:
1. Read the accompanying Proxy Statement.
2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.
3. When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below.
4. You will also be asked to enter the last four digits of your Tax Identification Number that is associated with the account you are voting.
Please note that all votes cast by telephone must be completed and submitted prior to Monday, April 27, 2009 at 11:59 p.m. Eastern Time.
Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail

	PROXY – UNITED COMMUNITY BANKS, INC.						COMMON

PLEASE LIST NAMES OF	THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS
PERSON(S) ATTENDING
I hereby appoint Jimmy C. Tallent or Robert L. Head, Jr. my proxy to vote my common stock at the Annual Meeting of Shareholders of UNITED COMMUNITY BANKS, INC. to be held on April 29, 2009, and any adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished therewith. This proxy is revocable at or at any time prior to the meeting.

	1.	The election as directors of all nominees listed.
			FOR	VOTE WITHHELD		FOR	VOTE WITHHELD
		01 Jimmy C. Tallent	☐	☐	06 L. Cathy Cox	☐	☐
		02 Robert L. Head, Jr.	☐	☐	07 Hoyt O. Holloway	☐	☐
		03 W.C. Nelson, Jr.	☐	☐	08 John D. Stephens	☐	☐
		04 A. William Bennett	☐	☐	09 Tim Wallis	☐	☐
		05 Robert H. Blalock	☐	☐

	2.	To approve an advisory resolution supporting the compensation plan for executive officers.			☐ FOR	☐ AGAINST	☐ ABSTAIN

	3.	To ratify the appointment of Porter Keadle Moore, LLP as independent registered public accountant for 2009.			☐ FOR	☐ AGAINST	☐ ABSTAIN

	4.	To consider and act upon any other matters that may properly come before the meeting and any adjourment thereof.

The Board of Directors recommends that you vote "FOR" each of the nominees and the listed proposals.

This proxy, properly signed and dated, is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted "FOR" the nominees and the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the meeting.

(to be signed on the other side)